Exhibit 99.1

Contact:	Edward R. Carlin
Chief Financial Officer
(865) 966-2000
GOODY’S FAMILY CLOTHING REPORTS SECOND QUARTER RESULTS
Knoxville, Tennessee. (August 17, 2005) — Goody’s Family Clothing, Inc. (Nasdaq:GDYS) today reported a net loss of $5,425,000, or ($0.16) per share, for the 13 weeks ended July 30, 2005, compared with net earnings of $1,278,000, or $0.04 per diluted share, for the 13 weeks ended July 31, 2004. Total sales for the second quarter of fiscal 2005 declined 1.0% to $291,668,000 compared with $294,632,000 during the same period last year. Comparable store sales for the second quarter of fiscal 2005 were down 6.6% from the same period last year.
For the 26 weeks ended July 30, 2005, the Company reported a net loss of $7,203,000, or ($0.22) per share, compared with net earnings of $9,349,000, or $0.28 per diluted share, for the 26 weeks ended July 31, 2004. Total sales for the first six months of fiscal 2005 declined 2.2% to $584,373,000 compared with $597,510,000 during the same period last year. Comparable store sales for the first six months of fiscal 2005 decreased 7.3% from the same period last year.
“Sales were well below plan and the prior-year second quarter,” commented Robert M. Goodfriend, Chairman and Chief Executive Officer. “As previously reported, we missed some spring and summer fashion trends in all of our women’s areas, which affected customer traffic and sales storewide. The weak performance forced us to be more promotional than planned in July 2005 in an effort to stimulate sales and reduce seasonal inventories. Also, inventory levels in certain other areas were planned too low, which had a further negative impact on our business. Finally, a shift in advertising dollars from television to radio in the first half of this year has not been successful. As a result, we were not able to achieve our gross profit plan and could not leverage our selling, general and administrative expense rate. We have taken corrective action in each of these areas and remain optimistic that fiscal 2005 will be profitable.”
Goodfriend also indicated that inventory levels on a per-square-foot basis were lower at the end of the second quarter this year compared with the same period last year.
For the fiscal year to date, the Company has opened 18 new stores and relocated or remodeled five stores. For the balance of the fiscal year, the Company expects to open approximately 11 additional new stores and relocate or remodel up to five existing stores.
The Company will conduct a conference call today at 9:00 a.m. (Eastern Time). To listen to the Company’s conference call, dial (913) 981-5509. A replay will be available from 12:00 p.m. (Eastern Time) on, August 17, 2005, until 6:00 p.m. on August 18, 2005. To listen to the playback, dial (719) 457-0820 and enter 4907604 when prompted for the access code.

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GDYS Reports Second Quarter Results

August 17, 2005
Exhibit 99.1
This press release contains certain forward-looking statements which are based upon current expectations, business plans and estimates and involve material risks and uncertainties including, but not limited to:
(i)	the general economic conditions within the Company’s markets;

(ii)	weather conditions;

(iii)	trends affecting the Company’s financial condition, results of operations or cash flows;

(iv)	the ability to predict fashion trends;

(v)	the timely availability of branded and private-label merchandise in sufficient quantities to satisfy customer demand;

(vi)	the effectiveness of advertising and promotional events;

(vii)	the ability to achieve business plan targets;

(viii)	the ability to negotiate acceptable lease terms for new store locations and existing store locations to be remodeled or relocated;

(ix)	individual store performance, including new stores;

(x)	competition, including the impact of competitors’ store expansion;

(xi)	unanticipated needs for additional capital expenditures; and,

(xii)	global political unrest, including terrorism and war.
Readers are cautioned that any such forward-looking statement is not a guarantee of future performance and involves risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. Additional information on risk factors that could potentially affect the Company’s financial results may be found in the Company’s 2004 Annual Report on Form 10-K filed with the Securities and Exchange Commission. Certain of such filings may be accessed through the Company’s web site, www.goodysonline.com, then choose “SEC Filings.”
Goody’s, headquartered in Knoxville, Tennessee, is a retailer of moderately priced family apparel. The Company currently operates 371 stores (368 at July 30, 2005, compared with 345 July 31, 2004) in the 20 states of Alabama, Arkansas, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Mississippi, Missouri, North Carolina, Ohio, Oklahoma, South Carolina, Tennessee, Texas, Virginia and West Virginia.

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GDYS Reports Second Quarter Results

August 17, 2005
Exhibit 99.1
GOODY’S FAMILY CLOTHING, INC.
Unaudited Consolidated Statements of Operations
(In thousands, except per share amounts)

	13 Weeks Ended		26 Weeks Ended
	July 30,	July 31,	July 30,	July 31,
	2005	2004	2005	2004
Sales	$291,668	$294,632	$584,373	$597,510
Cost of sales and occupancy expenses	209,833	206,174	419,575	415,649

Gross profit	81,835	88,458	164,798	181,861
Selling, general and administrative expenses	91,467	86,497	177,837	167,221

(Loss) earnings from operations	(9,632)	1,961	(13,039)	14,640
Investment income	438	206	841	391
Interest expense	1	130	11	131

(Loss) earnings before income taxes	(9,195)	2,037	(12,209)	14,900
(Benefit) provision for income taxes	(3,770)	759	(5,006)	5,551

Net (loss) earnings	$(5,425)	$1,278	$(7,203)	$9,349

Earnings (loss) per common share:
Basic	$(0.16)	$0.04	$(0.22)	$0.28

Diluted	$(0.16)	$0.04	$(0.22)	$0.28

Cash dividends declared per common share:	$0.03	$0.03	$0.06	$0.05

Weighted average common shares outstanding:
Basic	33,039	32,961	32,978	32,926

Diluted	33,039	33,893	32,978	33,897

Unaudited Condensed Consolidated Balance Sheets
(In thousands)

	July 30,	July 31,
Assets	2005	2004
Cash and cash equivalents	$88,997	$108,354
Inventories	237,885	240,729
Accounts receivable and other current assets	24,244	14,364

Total current assets	351,126	363,447
Property and equipment, net	135,917	120,706
Other assets	4,781	5,278

Total assets	$491,824	$489,431

Liabilities and Shareholders’ Equity
Accounts payable — trade	$134,646	$140,911
Accounts payable — other	12,398	12,297
Accrued expenses	49,397	46,290
Current deferred income taxes	26,560	23,176

Total current liabilities	223,001	222,674
Long-term liabilities	30,626	18,386
Deferred income taxes	6,703	12,584
Shareholders’ equity	231,494	235,787

Total liabilities and shareholders’ equity	$491,824	$489,431

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